Exhibit 99.4

Risks Relating to CNO Financial Group

Continuation of the current low interest rate environment for an extended period of time may impact our profitability.

New money interest rates continue to be at historically low levels. If interest rates were to remain low over an extended period of time, we may have to invest new cash flows or reinvest proceeds from investments that have matured, prepaid or been sold at lower yields, reducing our net spread between interest earned on investments and interest credited to some of our products (including annuity and other interest-sensitive products). Our ability to lower credited rates is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms of most of our other products that limit reductions in the crediting rates. In addition, investment income is an important component of the profitability of our health products, especially long-term care and supplemental health products.

Our expectation of future investment income is an important consideration in determining the amortization of deferred acquisition costs and the present value of future profits (collectively referred to as “insurance acquisition costs”), analyzing the recovery of these assets and determining the adequacy of our liabilities for insurance products. Expectations of lower future investment earnings may cause us to accelerate amortization or write down the balance of insurance acquisition costs or establish additional liabilities for insurance products, thereby reducing net income in the affected reporting period. The blocks of business in our Other CNO Business segment are particularly sensitive to changes in our expectations of future interest rates, since many of these blocks are not expected to generate future profits and the entire impact of adverse changes to our earlier estimates of future gross profits is reflected in earnings in the period such changes occur. For example, during the three months ended, September 30, 2010, we were required to recognize a pre-tax reduction in earnings of approximately $13 million in our Other CNO Business segment primarily due to additional amortization expense resulting from decreased projected future investment yields related to interest-sensitive insurance products.

Continued low or declining interest rates may adversely affect our results of operations, financial position and cash flows.

We have and, following the consummation of the Transactions, will have substantial indebtedness that will require a significant portion of the cash available to CNO, restricting our ability to take advantage of business, strategic or financing opportunities.

The following tables set forth (i) CNO’s indebtedness and (ii) the scheduled principal payments of CNO’s direct corporate obligations, in each case, as of September 30, 2010, on an actual basis and on an as adjusted basis to give effect to this offering of the Notes, the contemplated borrowing under the New Senior Secured Credit Agreement as of the closing date of this offering, and the repayment of outstanding borrowings under the existing Senior Secured Credit Agreement (the “Transactions”):

	Actual	As Adjusted
	(dollars in millions)
Debt:
New Senior Secured Credit Agreement	$—	$325.0
Senior Secured Credit Agreement(1)	652.1	—
% Senior Secured Notes due 2017	—	300.0
6% Senior Health Note due 2013	100.0	100.0
7.0% Debentures due 2016	293.0	293.0
Unamortized discount on 7.0% Debentures	(15.3)	(15.3)

Total debt	$1,029.8	$1,002.7	(2)

(1)	The assumed repayment of outstanding borrowings under the existing Senior Secured Credit Agreement would result in an after tax debt extinguishment charge of $2.9 million if such repayment had been completed on September 30, 2010. The existing Senior Secured Credit Agreement will be repaid in full and terminated in connection with this offering.
(2)	Total debt, as adjusted, does not include a $25 million amortization payment on the Senior Health Note made in November 2010.

	Actual	As Adjusted
	(dollars in millions)
Remainder of 2010	$25.0	$25.0
2011	60.0	50.0
2012	65.0	60.0
2013	602.1	75.0
2014	—	70.0
2015	—	70.0
2016	293.0	368.0
2017	—	300.0

	$1,045.1	$1,018.0

In addition, at September 30, 2010, CNO’s non-guarantor subsidiaries had approximately $654 million of investment borrowings, $24.4 billion of policyholder obligations and $699 million of other liabilities (excluding intercompany balances).

Following the consummation of the Transactions, our indebtedness will require approximately $126 million in cash to service through December 31, 2011.

The payment of principal and interest on our outstanding indebtedness will require a substantial portion of CNO’s available cash each year, which, as a holding company, is limited, as further described in the risk factor entitled “CNO is a holding company and its liquidity and ability to meet its obligations may be constrained by the ability of CNO’s insurance subsidiaries to distribute cash to it” below. Our debt obligations may restrict our ability to take advantage of business, strategic or financing opportunities.

The New Senior Secured Credit Agreement will contain various restrictive covenants and require financial ratios that we will be required to meet or maintain and that will limit our operating flexibility. If we default under any of these covenants, the lenders could declare the outstanding principal amount of the term loan, accrued and unpaid interest and all other amounts owing or payable thereunder to be immediately due and payable. In such event, the holders of CNO’s 7.0% Debentures and the unsecured Senior Note due November 12, 2013 (the “Senior Health Note”) could elect to take similar action with respect to those debts. If that were to occur, we would not have sufficient liquidity to repay our indebtedness. Absent sufficient liquidity to repay our indebtedness, our management or our independent registered public accountants may conclude that there is substantial doubt regarding our ability to continue as a going concern.

If we fail to pay interest or principal on the 7.0% Debentures, we will be in default under the 7.0% Indenture, which could also lead to a default under agreements governing our existing and future indebtedness, including under the New Senior Secured Credit Agreement. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we likely would not have sufficient funds to repay our indebtedness.

The New Senior Secured Credit Agreement will contain various restrictive covenants and required financial ratios that will limit our operating flexibility. The violation of one or more loan covenant requirements will entitle our lenders to declare all outstanding amounts under the New Senior Secured Credit Agreement to be due and payable.

Concurrently with the closing of this offering of the Notes, CNO will enter into the New Senior Secured Credit Agreement. Pursuant to the New Senior Secured Credit Agreement, CNO will agree to a number of covenants and other provisions that will restrict the Company’s ability to borrow money and pursue some operating activities without the prior consent of the lenders. We will also agree to meet or maintain various financial ratios and balances. Our ability to meet these financial tests and maintain ratings may be affected by events beyond our control. There are several conditions or circumstances that could lead to an event of default under the New Senior Secured Credit Agreement, as described below.

The New Senior Secured Credit Agreement will prohibit or restrict, among other things, CNO’s ability to:

•

incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit, except to the extent such reimbursement obligations relate to letters of credit issued in connection with reinsurance transactions entered into in the ordinary course of business) or issue preferred stock;

•	pay dividends or make other distributions to shareholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens;

•	incur restrictions on CNO’s ability and the ability of CNO’s subsidiaries to pay dividends or make other payments to CNO;

•	sell assets, including capital stock of CNO’s subsidiaries;

•	consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

•	engage in transactions with affiliates;

in each case subject to important exceptions and qualifications as set forth in the New Senior Secured Credit Agreement.

The New Senior Secured Credit Agreement will also require that our annual audited consolidated financial statements be accompanied by an opinion from a nationally-recognized independent public accounting firm stating that such audited consolidated financial statements present fairly, in all material respects, our financial position and results of operations in conformity with GAAP for the periods indicated. For us to remain in compliance with the New Senior Secured Credit Agreement, such opinion must not include an explanatory paragraph regarding our ability to continue as a going concern or similar qualification. These provisions will represent significant restrictions on the manner in which we may operate our business. If we default under any of these provisions, the lenders will be able to declare the outstanding principal amount of the term loan, accrued and unpaid interest and all other amounts owing or payable thereunder to be due and payable. If that were to occur, we would likely not have sufficient liquidity to repay amounts due under the New Senior Secured Credit Agreement in full or any of our other debts which may be accelerated as a result of any such default.

Pursuant to the New Senior Secured Credit Agreement, unless our Debt to Total Capitalization Ratio (as defined below) is less than or equal to 20% and either (A) Certain Insurance Subsidiaries (as defined below) have financial strength ratings of not less than either “A-” (stable) from A.M. Best Company or (B) the senior secured term loan facility under the New Senior Secured Credit Agreement has a rating of not less than “BBB-” (stable) from S&P and “Baa3” (stable) from Moody’s, we will be required to make mandatory prepayments with all or a portion of the proceeds from the following transactions or events: (i) certain equity issuances; (ii) certain asset sales; and (iii) certain casualty events.

For purposes of the immediately preceding paragraph:

“Debt-to-Total Capitalization Ratio” means, as of any date of determination, without duplication, the ratio of (a) the principal amount of and accrued but unpaid interest on all indebtedness of CNO outstanding on such date, other than (i) indebtedness owing to any Subsidiary Guarantor and (ii) indebtedness on account of certain swap contracts determined by reference to the termination value thereof to (b) Total Capitalization (defined below) on such date;

“Total Capitalization” means, without duplication, (a) the amount described in clause (a) of the definition of Debt to Total Capitalization Ratio (defined above) plus (b) CNO’s total common and preferred shareholders’ equity as determined in accordance with GAAP (calculated excluding (i) unrealized gains

(losses) on securities as determined in accordance with FASB ASC 320 (Investments—Debt and Equity Securities) and (ii) any charges taken to write off any goodwill included on CNO’s balance sheet on the effective date of the New Senior Secured Credit Agreement to the extent such charges are required by FASB ASC 320 (Investments–Debt and Equity Securities) and ASC 350 (Intangibles—Goodwill and Others); and

“Certain Insurance Subsidiaries” means any subsidiary that is required to be licensed as an insurer or reinsurer, other than Conseco Life, Conseco Life of Texas and Bankers Conseco Life Insurance Company (“Bankers Conseco Life”).

The following chart summarizes: (i) the most significant financial ratios and balances we will be required to maintain pursuant to the New Senior Secured Credit Agreement; (ii) the ratios and balances as of September 30, 2010, as adjusted to take into account the Transactions and the use of proceeds of the Transactions (see “Use of Proceeds”); and (iii) the margins for adverse developments before such ratio or balance requirement is not met (dollars in millions):

	Covenant under the New Senior Secured Credit Agreement	Balance or ratio as of September 30, 2010, as adjusted	Margin for adverse development from September 30, 2010 levels
Debt to Total Capitalization	Not more than 30%	20.6%	Reduction of shareholders’ equity of approximately $1.5 billion or additional debt of $658 million.

Available Cash Flow to Cash Interest Expense	Greater than or equal to 2.00:1.00	2.78:1.00	Reduction in cash flows to the holding company, CNO, of approximately $60 million.

Combined statutory capital and surplus	Greater than or equal to $1,200 million	$1,521 million	Reduction to combined statutory capital and surplus of approximately $321 million.

Aggregate risk-based capital ratio	Greater than or equal to 225% for 2011 and 250% thereafter	320%

Reduction to total adjusted capital (defined as combined statutory capital and surplus plus the asset valuation reserve and 50% of the balance of the provision of policyholder dividends) of approximately $452 million, or an increase to required risk-based capital of approximately $201 million.

These covenants will place significant restrictions on the manner in which we may operate our business and our ability to meet these financial covenants may be affected by events beyond our control. If we default under any of these covenants, the lenders could declare the outstanding principal amount of the term loan, accrued and unpaid interest and all other amounts owing and payable thereunder to be immediately due and payable, which would have material adverse consequences to us. If the lenders under the New Senior Secured Credit Agreement elect to accelerate the amounts due, the holders of CNO’s 7.0% Debentures and the Senior Health Note could elect to take similar action with respect to those debts. If that were to occur, we would not have sufficient liquidity to repay our indebtedness.

We are required to assess our ability to continue as a going concern as part of our preparation of financial statements at each quarter-end. The assessment includes, among other things, consideration of our plans to address our liquidity and capital needs during the following 12 months and our ability to comply with the future loan covenant and financial ratio requirements under the New Senior Secured Credit Agreement. If we default under any covenants or financial ratio requirement, the lenders could declare the outstanding principal amount of the term loan, accrued and unpaid interest and all other amounts owing and payable thereunder to be immediately due and payable. In such event, the holders of CNO’s 7.0% Debentures and the Senior Health Note could elect to take similar action with respect to those debts. If that were to occur, we would not have sufficient liquidity to repay our indebtedness. Absent sufficient liquidity to repay our indebtedness, we or our auditors may conclude that there is substantial doubt regarding our ability to continue as a going concern. If we were to conclude there was substantial doubt regarding our ability to continue as a going concern in our financial statements for subsequent periods, we may be required to increase the valuation allowance for deferred tax assets, which could result in the violation of one or more loan covenant requirements under the New Senior Secured Credit Agreement.

If in future periods we are not able to demonstrate that we will be in compliance with the financial covenant requirements in the New Senior Secured Credit Agreement for at least 12 months following the date of the financial statements, management would conclude there is substantial doubt about our ability to continue as a going concern and the audit opinion that we would receive from our independent registered public accounting firm would include an explanatory paragraph regarding our ability to continue as a going concern. Such an opinion would be in breach of the covenants in the New Senior Secured Credit Agreement. If the circumstances leading to the substantial doubt were not cured prior to the issuance of the audit opinion, or we were unable to obtain a waiver on the going concern opinion requirement within 30 days after notice from the lenders, it would be an event of default entitling the lenders to declare the outstanding principal amount of term loan, accrued and unpaid interest and all other amounts due and payable thereunder to be due and payable. If an event of default were to occur, it is highly probable that we would not have sufficient liquidity to repay our bank indebtedness in full or any of our other indebtedness which could also be accelerated as a result of the default.

The obligations under the New Senior Secured Credit Agreement and the Notes are guaranteed by our current and future domestic subsidiaries, other than our insurance subsidiaries and certain immaterial subsidiaries. CDOC’s guarantee under the Notes and the New Senior Secured Credit Agreement is secured by a lien on substantially all of the assets of the Subsidiary Guarantors, including the stock of Conseco Life of Texas (which is the parent of Bankers Life, Bankers Conseco Life and Colonial Penn), Washington National and Conseco Life. If we fail to make the required payments, do not meet the financial covenants or otherwise default on the terms of the New Senior Secured Credit Agreement or the Notes, the stock of Conseco Life of Texas, Washington National and Conseco Life could be transferred to the lenders under the New Senior Secured Credit Agreement and the holders of Notes. Any such transfer would have a material adverse effect on our business, financial condition and results of operations.

Our current credit ratings may adversely affect our ability to access capital and the cost of such capital, which could have a material adverse effect on our financial condition and results of operations.

On August 23, 2010, S&P affirmed its “B-” rating on CNO’s senior secured debt. On December 17, 2009, S&P upgraded the rating on CNO’s senior secured debt, to “B-” from “CCC”. In S&P’s view, an obligation rated “B” is more vulnerable to nonpayment than obligations rated “BB”, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation. A “negative” designation means that a rating may be lowered. S&P has a total of 22 separate categories rating senior debt, ranging from “AAA (Extremely Strong)” to “D (Payment Default).” There are fifteen ratings above CNO’s “B-” rating and six ratings that are below its rating. On May 26, 2010, Moody’s upgraded the rating on CNO’s senior secured debt to “B2”, from “Caa1”. In Moody’s view, an obligation rated “B2” generally lacks the characteristics of a desirable investment and assurance of interest and principal payments or maintenance of other terms of the contract over any long period of time may be small. Moody’s has a total of 21 separate categories in which to rate senior debt, ranging from “Aaa (Exceptional)” to “C (Lowest Rated).” There are 14 ratings above CNO’s “B2” rating and six ratings that are below its rating. If we were to require additional capital, either to refinance our existing indebtedness or for any other reason, our current senior debt ratings, as well as conditions in the credit markets generally, could severely restrict our access to such capital and adversely affect its cost.

CNO is a holding company and its liquidity and ability to meet its obligations may be constrained by the ability of CNO’s insurance subsidiaries to distribute cash to it.

CNO and CDOC, its wholly owned subsidiary, which will be a Subsidiary Guarantor under the Indenture and the New Senior Secured Credit Agreement, are holding companies with no business operations of their own. CNO and CDOC depend on their operating subsidiaries for cash to make principal and interest payments on debt and to pay administrative expenses and income taxes. CNO and CDOC receive cash from insurance subsidiaries, consisting of dividends and distributions, principal and interest payments on surplus debentures and tax-sharing payments, as well as cash from their non-insurance subsidiaries consisting of dividends, distributions, loans and advances. Deterioration in the financial condition, earnings or cash flow of these significant subsidiaries for any reason could hinder the ability of such subsidiaries to pay cash dividends or other disbursements to CNO and/or CDOC, which would limit our ability to meet our debt service requirements and satisfy other financial obligations. In addition, CNO may elect to contribute additional capital to certain insurance subsidiaries to strengthen their surplus for covenant compliance or regulatory purposes (including, for example, maintaining adequate RBC levels) or to provide the capital necessary for growth, in which case it is less likely that its insurance subsidiaries would pay CNO dividends. Accordingly, this could limit CNO’s ability to meet debt service requirements and satisfy other holding company financial obligations.

CNO receives dividends and other payments from CDOC and from certain non-insurance subsidiaries. CDOC receives dividends and surplus debenture interest payments from our insurance subsidiaries and payments from certain of our non-insurance subsidiaries. Payments from our non-insurance subsidiaries to CNO or CDOC, and payments from CDOC to CNO, do not require approval by any regulatory authority or other third party. However, the payment of dividends or surplus debenture interest by our insurance subsidiaries to CDOC is subject to state insurance department regulations and may be prohibited by insurance regulators if they determine that such dividends or other payments could be adverse to our policyholders or contract holders. Insurance regulations generally permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of):

•	statutory net gain from operations or statutory net income for the prior year, or

•

10% of statutory capital and surplus as of the end of the preceding year (excluded from this calculation would be the $61.2 million of additional surplus recognized due to temporary modifications in statutory prescribed practices related to certain deferred tax assets).

This type of dividend is referred to as “ordinary dividends”. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. This type of dividend is referred to as “extraordinary dividends”. In the first nine months of 2010, our insurance subsidiaries paid extraordinary dividends of $151 million to CDOC. At the same time, during that period an aggregate of $99.4 million was paid by CDOC to our insurance subsidiaries in the form of capital contributions. Accordingly, during nine months ended September 30, 2010, the cash dividends we received from our insurance subsidiaries exceeded capital contributions by $51.6 million. Each of the immediate insurance subsidiaries of CDOC had negative earned surplus at September 30, 2010. As a result, any dividend payments from the insurance subsidiaries to the holding company will require the prior approval of the director or commissioner of the applicable state insurance department. While the payment of dividends does require regulatory approval, CNO expects to receive regulatory approval for future dividends from its subsidiaries, but there can be no assurance that such payments will be approved or that the financial condition of our insurance subsidiaries will not change, making future approvals less likely.

We generally strive to maintain capital and surplus levels in our insurance subsidiaries in an amount that is sufficient to maintain a minimum consolidated RBC ratio of approximately 300% and will typically cause our insurance subsidiaries to pay ordinary dividends or request regulatory approval for extraordinary dividends when the consolidated RBC ratio exceeds such level and we have concluded the capital level in each of our insurance subsidiaries is adequate to support their business and projected growth. As required by applicable insurance regulations, we calculate the RBC ratio of our insurance company subsidiaries as of December 31 of each year. In addition, for purposes of a covenant in our existing Senior Secured Credit Agreement and for a covenant that will be in the New Senior Secured Credit Agreement, we calculate the consolidated RBC ratio of our insurance company subsidiaries quarterly by dividing our consolidated TAC (the sum of the TAC of Washington National, Conseco Life, Conseco Life of Texas, Bankers Life, Colonial Penn and Bankers Conseco Life minus the equity in the TAC of Bankers Life, Colonial Penn and Bankers Conseco Life (the subsidiaries of Conseco Life of Texas) included in the TAC of Conseco Life of Texas) by our consolidated RBC (the RBC calculated for all of our insurance company subsidiaries based on an aggregation of our insurance company subsidiaries’ data on a pro forma basis, as if they were one entity). The consolidated RBC ratio of our insurance company subsidiaries was 320% at September 30, 2010. See “—The New Senior Secured Credit Agreement will contain various restrictive covenants and required financial ratios that will limit our operating flexibility. The violation of one or more loan covenant requirements will entitle our lenders to declare all outstanding amounts under the New Senior Secured Credit Agreement to be due and payable”. We expect to receive regulatory approval for future dividends from our subsidiaries, but there can be no assurance that such payments will be approved or that the financial condition of our insurance subsidiaries will not change, making future approvals less likely.

Interest on surplus debentures from Conseco Life of Texas do not require additional approval provided the RBC ratio of Conseco Life of Texas exceeds 100% (but do require prior written notice to the Texas state insurance department). The RBC ratio of Conseco Life of Texas was 255% at September 30, 2010. Dividends and other payments from our non-insurance subsidiaries, including 40|86 Advisors and CNO Services, LLC, to CNO or CDOC do not require approval by any regulatory authority or other third party. However, insurance regulators may prohibit payments by our insurance subsidiaries to parent companies if they determine that such payments could be adverse to our policyholders or contractholders.

In addition, although we are under no obligation to do so, we may elect to contribute additional capital to strengthen the surplus of certain insurance subsidiaries for covenant compliance or regulatory purposes or to provide the capital necessary for growth. Any election regarding the contribution of additional capital to our insurance subsidiaries could affect the ability of our top tier insurance subsidiaries to pay dividends. The ability of our insurance subsidiaries to pay dividends is also impacted by various criteria established by rating agencies to maintain or receive higher ratings and by the capital levels that we target for our insurance subsidiaries, as well as RBC and statutory capital and surplus compliance requirements under the New Senior Secured Credit Agreement.

In addition, our insurance subsidiary, Washington National, may not distribute funds to any affiliate or shareholder, without prior notice to the Florida Office of Insurance Regulation, in accordance with an order from the Florida Office of Insurance Regulation.

The following table sets forth the aggregate amount of (i) dividends and other distributions that our insurance subsidiaries paid to us; and (ii) capital contributions paid by us, to our insurance subsidiaries in each of the last three fiscal years and during the nine months ended September 30, 2010:

	Nine months ended September 30, 2010	Years ended December 31,
		2009	2008	2007
		(dollars in millions)
Dividends to CNO	$151.0	$35.0	$20.0	$50.0
Surplus debenture interest	36.4	59.3	56.4	69.9
Fees for services provided pursuant to service agreements	49.4	80.5	71.5	82.1
Tax sharing payments	0.9	3.4	1.1	1.9

Total dividends and other distributions paid by its subsidiaries	237.7	178.2	149.0	203.9
Total capital contributions paid to insurance subsidiaries	(99.4)	—	(79.4)	(200.0)

Excess of dividends and other distributions over capital contributions	$138.3	$178.2	$69.6	$3.9

There are risks to our business associated with the current economic environment.

Over the past three years, the U.S. economy has experienced unprecedented credit and liquidity issues and entered into a recession. Following several years of rapid credit expansion, a contraction in mortgage lending coupled with substantial declines in home prices, rising mortgage defaults and increasing home foreclosures, resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to many sectors of the related credit markets, and to related credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions, to be subsidized by the U.S. government and, in some cases, to fail. These factors, combined with declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown. Although the recession has ended, the risk of prolonged deflation and elevated unemployment remains.

Even under more favorable market conditions, general factors such as the availability of credit, consumer spending, business investment, capital market conditions and inflation affect our business. For example, in an economic downturn, higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending may depress the demand for life insurance, annuities and other insurance products. In addition, this type of economic environment may result in higher lapses or surrenders of policies. Accordingly, the risks we face related to general economic and business conditions are more pronounced given the severity and magnitude of the recent adverse economic and market conditions.

More specifically, our business is exposed to the performance of the debt and equity markets. Adverse market conditions can affect the liquidity and value of our investments. The manner in which debt and equity market performance and changes in interest rates have affected, and will continue to affect, our business, financial condition, growth and profitability include, but are not limited to, the following:

•

The value of our investment portfolio has been materially affected in recent periods by changes in market conditions which have resulted in, and may continue to result in, substantial realized and/or unrealized losses. For example, in 2008, the value of our investments decreased by $2.5 billion due to net unrealized losses on investments. A widening of credit spreads, such as the market experienced in 2008, increases the net unrealized loss position of our investment portfolio and may ultimately result in increased realized losses. The value of our investment portfolio can also be affected by illiquidity and by changes in assumptions or inputs we use in estimating fair value. Further, certain types of securities in our investment portfolio, such as structured securities supported by residential and commercial mortgages, have been disproportionately affected. Although the value of our investments increased on an aggregate basis in 2009 and during the first nine months of 2010, there can be no assurance that higher realized and/or unrealized losses will not occur in the future. Future adverse capital market conditions could result in additional realized and/or unrealized losses.

•

Changes in interest rates also affect our investment portfolio. In periods of increasing interest rates, life insurance policy loans, surrenders and withdrawals could increase as policyholders seek investments with higher returns. This could require us to sell invested assets at a time when their prices are depressed by the increase in interest rates, which could cause us to realize investment losses. Conversely, during periods of declining interest rates, we could experience increased premium payments on products with flexible premium features, repayment of policy loans and increased percentages of policies remaining inforce. We would obtain lower returns on investments made with these cash flows. In addition, borrowers may prepay or redeem bonds in our investment portfolio so that we might have to reinvest those proceeds in lower-yielding investments. As a consequence of these factors, we could experience a decrease in the spread between the returns on our investment portfolio and amounts credited to policyholders and contract owners, which could adversely affect our profitability.

•

The attractiveness of certain of our products may decrease because they are linked to the equity markets and assessments of our financial strength, resulting in lower profits. Increasing consumer concerns about the returns and features of our products or our financial strength may cause existing customers to surrender policies or withdraw assets, and diminish our ability to sell policies and attract assets from new and existing customers, which would result in lower sales and fee revenues.

These extraordinary economic and market conditions have materially and adversely affected us. It is difficult to predict how long the current economic and market conditions will continue, whether the financial markets will continue to experience instability and which aspects of our products and/or business will be adversely affected. However, the lack of credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity are likely to continue to materially and adversely affect our business, financial condition and results of operations.

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and negatively impact our profitability, our financial condition, our liquidity and our ability to continue to comply with the financial covenants under the New Senior Secured Credit Agreement.

The value of our investment portfolio is subject to numerous factors, which may be difficult to predict, and are often beyond our control. These factors include, but are not limited to, the following:

•

changes in interest rates and credit spreads, which can reduce the value of our investments as further discussed in the risk factor below entitled “Changing interest rates may adversely affect our results of operations”;

•	changes in patterns of relative liquidity in the capital markets for various asset classes;

•

changes in the ability of issuers to make timely repayments, which can reduce the value of our investments. This risk is significantly greater with respect to below-investment grade securities, which comprised 8% of our available for sale fixed maturity investments as of September 30, 2010; and

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changes in the estimated timing of receipt of cash flows. For example, our structured security investments, which comprised 18% of our available for sale fixed maturity investments at September 30, 2010, are subject to risks relating to variable prepayment on the assets underlying such securities, such as mortgage loans. When structured securities prepay faster than expected, investment income may be adversely affected due to the acceleration of the amortization of purchase premiums or the inability to reinvest at comparable yields in lower interest rate environments.

We have recorded writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in the fair value of the investment was other than temporary as follows (excluding any such amounts included in discontinued operations): $69.8 million in the first nine months of 2010 ($72.7 million of which was recognized through net income and $(2.9) million of which was recognized through accumulated other comprehensive income (loss)); $385.0 million in 2009 ($195.4 million of which was recognized through net income and $189.6 million of which was recognized through accumulated other comprehensive loss); $162.3 million in 2008; and $105.5 million in 2007 (including $73.7 million of writedowns of investments which were subsequently transferred pursuant to a coinsurance agreement as further discussed in the note to our Audited Consolidated Financial Statements entitled “Summary of Significant Accounting Policies”). Our investment portfolio is subject to the risks of further declines in realizable value. However, we attempt to mitigate this risk through the diversification and active management of our portfolio.

In the event of substantial product surrenders or policy claims, we may choose to maintain highly liquid, and potentially lower-yielding, assets or to sell assets at a loss, thereby eroding the performance of our portfolio.

Because a substantial portion of our operating results are derived from returns on our investment portfolio, significant losses in the portfolio may have a direct and materially adverse impact on our results of operations. In addition, losses on our investment portfolio could reduce the investment returns that we are able to credit to our customers of certain products, thereby impacting our sales and eroding our financial performance. Investment losses may also reduce the capital of our insurance subsidiaries, which may cause us to make additional capital contributions to those subsidiaries or may limit the ability of the insurance subsidiaries to make dividend payments to the holding company. In addition, future investment losses could cause us to be in violation of the financial covenants under the New Senior Secured Credit Agreement.

Deteriorating financial performance of securities collateralized by mortgage loans and commercial mortgage loans may lead to writedowns, which could have a material adverse effect on our results of operations and financial condition.

Changes in mortgage delinquency or recovery rates, declining real estate prices, changes in credit or bond insurer credit ratings, challenges to the validity of foreclosures and the quality of service provided by service providers on securities in our portfolios could lead us to determine that writedowns are appropriate in the future.

The determination of the amount of realized investment losses recorded as impairments of our investments is highly subjective and could have a material adverse effect on our operating results and financial condition.

The determination of realized investment losses recorded as impairments varies by investment type and is based upon our ongoing evaluation and assessment of known risks. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and reflect changes in realized investment gains and losses from impairments in operating results as such evaluations are revised. Our assessment of whether unrealized losses are other-than-temporary impairments requires significant judgment and future events may occur, or additional information may become available, which may necessitate future impairments of securities in our portfolio. Historical trends may not be indicative of future other-than- temporary impairments. For example, the cost of our fixed maturity and equity securities is adjusted for impairments in value deemed to be other than temporary in the period in which the determination is made. The assessment of whether impairments have occurred is based on our case-by-case evaluation of the underlying reasons for the decline in fair value.

The valuation determination of our fixed maturity securities results in unrealized net investment gains and losses and is highly subjective and could materially impact our operating results and financial condition.

In determining fair value, we generally utilize market transaction data for the same or similar instruments. The degree of management judgment involved in determining fair values is inversely related to the availability of market observable information. The fair value of financial assets and financial liabilities may differ from the amount actually received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the fair values of the financial assets and financial liabilities. As of September 30, 2010 and as of December 31, 2009 and 2008, our total unrealized net investment gains (losses) before adjustments for insurance intangibles and deferred income taxes were $1.3 billion, $(0.5) billion and $(3.0) billion, respectively.

Litigation and regulatory investigations are inherent in our business, may harm our financial strength and reputation and negatively impact our financial results.

Insurance companies historically have been subject to substantial litigation. In addition to the traditional policy claims associated with their businesses, insurance companies face class action suits and derivative suits from shareholders and/or policyholders. We also face significant risks related to regulatory investigations and proceedings. The litigation and regulatory matters we are, have been, or may become, subject to include matters related to sales, marketing and underwriting practices, payment of contingent or other sales commissions, claim payments and procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, calculation of cost of insurance charges, changes to certain non-guaranteed policy features, denial or delay of benefits, charging excessive or impermissible fees on products and recommending unsuitable products to customers. Certain of our insurance policies allow or require us to make changes based on experience to certain non-guaranteed elements such as cost of insurance charges, expense loads, credited interest rates and policyholder bonuses. We intend to make changes to certain non-guaranteed elements in the future. In some instances in the past, such action has resulted in litigation and similar litigation may arise in the future. Our exposure (including the potential adverse financial consequences of delays or decisions not to pursue changes to certain non-guaranteed elements), if any, arising from any such action cannot presently be determined. Our pending legal and regulatory proceedings include matters that are specific to us, as well as matters faced by other insurance companies. State insurance departments have focused and continue to focus on sales, marketing and claims payment practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of our insurance companies. We are, in the ordinary course of our business, a plaintiff or defendant in actions arising out of our insurance business, including class actions and reinsurance disputes, and, from time to time, we are also involved in various governmental and administrative proceedings and investigations and inquiries such as information requests, subpoenas and books and record examinations, from state, federal and other authorities. The ultimate outcome of these lawsuits and regulatory proceedings and investigations cannot be predicted with certainty. In the event of an unfavorable outcome in one or more of these matters, the ultimate liability may be in excess of liabilities we have established and could have a material adverse effect on our business, financial condition, results of operations or cash flows. We could also suffer significant reputational harm as a result of such litigation, regulatory proceedings or investigations, including harm flowing from regulator actions to assert supervision or control over our business, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The limited historical claims experience on our long-term care products could negatively impact our operations if our estimates prove wrong and we have not adequately set premium rates.

In setting premium rates, we consider historical claims information and other factors, but we cannot predict future claims with certainty. This is particularly applicable to our long-term care insurance products, for which we (as well as other companies selling these products) have relatively limited historical claims experience. Long-term care products tend to have fewer claims than other health products such as Medicare supplement, but when claims are incurred, they tend to be much higher in dollar amount and longer in duration. Also, long-term care claims are incurred much later in the life of the policy than most other supplemental health products. As a result of these traits, it is difficult to appropriately price this product. For our long-term care insurance, actual persistency in later policy durations that is higher than our persistency assumptions could have a negative impact on profitability. If these policies remain inforce longer than we assumed, then we could be required to make greater benefit payments than anticipated when the products were priced. Mortality is a critical factor influencing the length of time a claimant receives long-term care benefits. Mortality continues to improve for the general population, and life expectancy has increased. Improvements in actual mortality trends relative to assumptions may adversely affect our profitability.

Our Bankers Life segment has offered long-term care insurance since 1985. Recently, the claims experience on our Bankers Life long-term care blocks has generally been higher than our pricing expectations and, the persistency of these policies has been higher than our pricing expectations which may result in higher benefit ratios in the future.

On November 12, 2008, CNO and CDOC completed the transfer (the “Transfer”) of the stock of Senior Health to an independent trust for the exclusive benefit of Senior Health’s long-term care policyholders. After the Transfer, we continue to hold long-term care business acquired through previous acquisitions in our Other CNO Business segment. The premiums collected from this block totaled $22.3 million in the first nine months of 2010 and $31.4 million in 2009. The experience on this acquired block has generally been worse than the acquired companies’ original pricing expectations. We have received regulatory approvals for numerous premium rate increases in recent years pertaining to these blocks. Even with these rate increases, this block experienced benefit ratios of 200.5% in the first nine months of 2010, 186.7% in 2009, 169.6% in 2008, and 192.4% in 2007. If future claims experience continues to be worse than anticipated as our long-term care blocks continue to age, our financial results will be adversely affected. In addition, rate increases may cause existing policyholders to allow their policies to lapse.

The occurrence of natural or man-made disasters or a pandemic could adversely affect our financial condition and results of operations.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, floods and tornadoes, and man-made disasters, including acts of terrorism and military actions and pandemics. For example, a natural or man-made disaster or a pandemic could lead to unexpected changes in persistency rates as policyholders and contractholders who are affected by the disaster may be unable to meet their contractual obligations, such as payment of premiums on our insurance policies, deposits into our investment products, and mortgage payments on loans insured by our mortgage insurance policies. They could also significantly increase our mortality and morbidity experience above the assumptions we used in pricing our insurance and investment products. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster or a pandemic could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas, as well as an adverse effect on home prices in those areas, which could result in increased loss experience in our mortgage insurance businesses. Disasters or a pandemic also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations.

A natural or man-made disaster or a pandemic could also disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. For example, a natural or man-made disaster or a pandemic could lead to increased reinsurance prices and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices. In addition, a disaster or a pandemic could adversely affect the value of the assets in our investment portfolio if it affects companies’ ability to pay principal or interest on their securities.

The results of operations of our insurance business will decline if our premium rates are not adequate or if we are unable to increase rates.

We set the premium rates on our health insurance policies, including long-term care policies and certain life insurance policies, based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, maintenance costs to administer the policies and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors, but we cannot predict with certainty the future actual claims on our products. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates to the extent necessary to offset the unfavorable claims experience, our financial results will be adversely affected.

We review the adequacy of our premium rates regularly and file proposed rate increases on our health insurance products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or from future requests. If we are unable to raise our premium rates because we fail to obtain approval in one or more states, our financial results will be adversely affected. Moreover, in some instances, our ability to exit unprofitable lines of business is limited by the guaranteed renewal feature of the policy. Due to this feature, we cannot exit such business without regulatory approval, and accordingly, we may be required to continue to service those products at a loss for an extended period of time. Most of our long-term care business is guaranteed renewable, and, if necessary rate increases are not approved, we would be required to recognize a loss and establish a premium deficiency reserve. During 2009 and the first nine months of 2010, the financial statements of three of our subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities reflected asset adequacy or premium deficiency reserves. Total asset adequacy or premium deficiency reserves for Washington National, Conseco Life and Bankers Conseco Life were $79.1 million, $257.1 million and $21.2 million, respectively, at December 31, 2009, and $79.1 million, $278.8 million and $39.4 million, respectively, at September 30, 2010. Due to differences between statutory and GAAP insurance liabilities, we were not required to recognize a similar premium deficiency reserve in our consolidated financial statements prepared in accordance with GAAP. The determination of the need for and amount of asset adequacy reserves is subject to numerous actuarial assumptions, including our ability to change non-guaranteed elements related to certain products consistent with contract provisions.

If, however, we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in a significantly higher ratio of claim costs to premiums if healthier policyholders who get coverage elsewhere allow their policies to lapse, while policies of less healthy policyholders continue inforce. This would reduce our premium income and profitability in future periods.

Most of our supplemental health policies allow us to increase premium rates when warranted by our actual claims experience. These rate increases must be approved by the applicable state insurance departments, and we are required to submit actuarial claims data to support the need for such rate increases. The re-rate application and approval process on supplemental health products is a normal recurring part of our business operations and reasonable rate increases are typically approved by the state departments as long as they are supported by actual claims experience and are not unusually large in either dollar amount or percentage increase. For policy types on which rate increases are a normal recurring event, our estimates of insurance liabilities assume we will be able to raise rates if experience on the blocks warrants such increases in the future.

The benefit ratio for our long-term care products included in the Other CNO Business segment has increased in recent periods and was 200.5% in the first nine months of 2010, 186.7% in 2009 and 169.6% in 2008. We will have to continue to raise rates or take other actions with respect to some of these policies or our financial results will be adversely affected.

As a result of higher persistency and resultant higher claims in our long-term care block in the Bankers Life segment than assumed in the original pricing, our premium rates were too low. Accordingly, we have been seeking approval from regulatory authorities for rate increases on portions of this business. Many of the rate increases have been approved by regulators and implemented. However, it is possible that we will not be able to obtain approval for all or a portion of the premium rate increases from currently pending requests or future requests. If we are unable to obtain these rate increases, the profitability of these policies and the performance of this block of business will be adversely affected. In addition, such rate increases may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse, resulting in reduced profitability.

We have implemented and will continue to implement from time to time and when actuarially justified, premium rate increases in our long-term care business. In some cases, we offer policyholders the opportunity to reduce their coverage amounts or accept non-forfeiture benefits as alternatives to increasing their premium rates. The financial impact of our rate increase actions could be adversely affected by policyholder anti-selection, meaning that policyholders who are less likely to incur claims may lapse their policies or reduce their benefits, while policyholders who are more likely to incur claims may maintain full coverage and accept their rate increase.

We have identified a material weakness in our internal control over financial reporting, and our business and stock price may be adversely affected if we have not adequately addressed the weakness or if we have other material weaknesses or significant deficiencies in our internal controls over financial reporting.

We did not maintain effective controls over the accounting and disclosure of insurance policy benefits and the liabilities for some of our insurance products. We previously identified a material weakness in internal controls over the actuarial reporting processes related to the design of controls to ensure the completeness and accuracy of certain inforce policies in our Bankers Life segment, Washington National segment, what is now our Other CNO Business segment, and the long-term care business reflected in discontinued operations. Remediation efforts to enhance controls over the actuarial reporting process have been continuing over the last several years under the direction of the chief financial officer. Material control deficiencies in the actuarial reporting process related to the design and operating effectiveness of controls over completeness and accuracy of inforce policies in all insurance blocks other than certain specified disease policies were remediated, and the new controls were determined to be effective at December 31, 2009. However, a material weakness relating to the actuarial reporting process over certain specified disease policies in our Washington National segment continued to exist as of December 31, 2009, and our remediation efforts are continuing.

These control deficiencies resulted in adjustments to insurance policy benefits and the liabilities for insurance products in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We may also be unable to be certain that we are in compliance with covenants in our credit facilities. In addition, we face the risk that, notwithstanding our efforts to date to identify and remedy all material errors in those financial statements, we may discover other errors in the future and that the cost of identifying and remedying the errors and remediating our material weakness in internal controls will be high and have a material adverse effect on our financial condition and results of operations.

Our ability to use our existing Net Operating Losses may be limited by certain transactions, and an impairment of existing Net Operating Losses could cause us to breach the debt to total capitalization covenant of the New Senior Secured Credit Agreement.

As of September 30, 2010, we had approximately $4.5 billion of federal tax net operating losses (“NOLs”) and $1.1 billion of capital loss carry-forwards, resulting in a deferred tax asset of approximately $2.0 billion, expiring in years 2010 through 2029. Section 382 of the Code imposes limitations on a corporation’s ability to use its NOLs when it undergoes a 50% “ownership change” over a three year period. Although we underwent an ownership change in 2003 as the result of our reorganization, the timing and manner in which we will be able to utilize our NOLs is not currently limited by Section 382.

We regularly monitor ownership changes (as calculated for purposes of Section 382) based on available information and, as of September 30, 2010 our analysis indicated that we were below the 50% ownership change threshold that would limit our ability to utilize our NOLs. However, taking into account the common stock issuance to Paulson & Co. Inc. (“Paulson”) and CNO’s public offering of common stock in 2009, we are close to the 50% ownership change level. As a result, any future transaction or transactions and the timing of such transaction or transactions could trigger an additional ownership change under Section 382. Such transactions may include, but are not limited to, additional repurchases or issuances of common stock, including upon conversion of CNO’s outstanding 7.0% Debentures (including conversion pursuant to a make whole adjustment event) or exercise of the warrants sold to Paulson, or acquisitions or sales of shares of CNO’s stock by certain holders of its shares, including persons who have held, currently hold or may accumulate in the future 5% or more of CNO’s outstanding common stock (“5% Shareholders”) for their own account. In January 2009, CNO’s board of directors adopted a Section 382 Rights Agreement (the “Rights Agreement”) that is designed to protect shareholder value by preserving the value of our NOLs. See the note to the Audited Consolidated Financial Statements entitled “Income Taxes”. The Rights Agreement provides a strong economic disincentive for any one shareholder knowingly, and without the approval of the board, to become a 5% Shareholder and for any of the 5% Shareholders as of the date of the Rights Agreement to increase their ownership stake by more than 1% of the shares of CNO’s common stock then outstanding, and thus limits the uncertainty with regard to the potential for future ownership changes. However, despite the strong economic disincentives of the Rights Agreement, shareholders may elect to increase their ownership, including beyond the limits set by the Rights Agreement, and thus adversely affect CNO’s ownership shift calculations.

Additionally, based on the advice of our tax advisor, we have taken the position that the 7.0% Debentures are not treated as stock for purposes of Section 382 and do not trigger an ownership change. However, the IRS may not agree with our position. If the IRS were to succeed in challenging this position, the issuance of the 7.0% Debentures would push us above the 50% ownership change level described above and trigger an ownership change under Section 382.

If an ownership change were to occur for purposes of Section 382, we would be required to calculate an annual limitation on the amount of our taxable income that may be offset by NOLs arising prior to such ownership change. That limitation would apply to all of our current NOLs. The annual limitation would be calculated based upon the fair market value of our equity at the time of such ownership change, multiplied by a federal long-term tax exempt rate (3.99% at September 30, 2010), and would eliminate our ability to use a substantial portion of our NOLs to offset future taxable income. Additionally, the writedown of our deferred tax assets that would occur in the event of an ownership change for purposes of Section 382 could cause us to breach the debt to total capitalization covenant, which will be included in the New Senior Secured Credit Agreement.

The value of our deferred tax assets may be impaired to the extent our future profits are less than we have projected and such impairment may have a material adverse effect on our results of operations and our financial condition.

As of September 30, 2010, we had deferred tax assets of $0.5 billion. In 2009, we increased the deferred tax valuation allowance by $27.8 million, of which $23 million related to our reassessment of the recovery of our deferred tax assets following the completion of reinsurance transactions in 2009; and $4.8 million was associated with capital loss carry-forwards recognized in 2009.

Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carry-forwards and NOLs. We evaluate the realizability of our deferred income tax assets and assess the need for a valuation allowance on an ongoing basis. In evaluating our deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating sufficient future taxable income during the periods in which our temporary differences become deductible and before our capital loss carry-forwards and NOLs expire. Additionally, the value of our deferred tax assets would be significantly impaired if we were to undergo a 50% “ownership change” for purposes of Section 382 of the Code, as discussed in the risk factor immediately above. Our assessment of the realizability of our deferred income tax assets requires significant judgment. Failure to achieve our projections may result in an increase in the valuation allowance in a future period. Any future increase in the valuation allowance would result in additional income tax expense which could have a material adverse effect upon our earnings in the future, and reduce shareholders’ equity.

Concentration of our investment portfolios in any particular sector of the economy or type of asset may have an adverse effect on our financial position or results of operations.

The concentration of our investment portfolios in any particular industry, group of related industries, asset classes (such as residential mortgage-backed securities and other asset-backed securities), or geographic area could have an adverse effect on its value and performance and, consequently, on our results of operations and financial position. While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative impact on any particular industry, group of related industries or geographic area may have an adverse effect on the investment portfolios to the extent that the portfolios are concentrated.

Our business is subject to extensive regulation, which limits our operating flexibility and could result in our insurance subsidiaries being placed under regulatory control or otherwise negatively impact our financial results.

Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiaries are subject to state insurance laws that establish supervisory agencies. Such agencies have broad administrative powers including the power to:

•	grant and revoke business licenses;

•	regulate and supervise sales practices and market conduct;

•	establish guaranty associations;

•	license agents;

•	approve policy forms;

•	approve premium rates for some lines of business such as long-term care and Medicare supplement;

•	establish reserve requirements;

•	credit for reinsurance;

•	prescribe the form and content of required financial statements and reports;

•	determine the reasonableness and adequacy of statutory capital and surplus;

•	perform financial, market conduct and other examinations;

•	define acceptable accounting principles; and

•	regulate the types and amounts of permitted investments.

The regulations issued by state insurance agencies can be complex and subject to differing interpretations. If a state insurance regulatory agency determines that one of our insurance company subsidiaries is not in compliance with applicable regulations, the subsidiary is subject to various potential administrative remedies including, without limitation, monetary penalties, restrictions on the subsidiary’s ability to do business in that state and a return of a portion of policyholder premiums. In addition, regulatory action or investigations could cause us to suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

Our insurance subsidiaries are also subject to RBC requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover companies that may be weakly-capitalized for the purpose of initiating regulatory action. Generally, if an insurer’s RBC falls below specified levels, the insurer is subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2009 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected TAC in excess of the levels subjecting the subsidiaries to any regulatory action.

Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities which results in reduced net income and shareholders’ equity.

Liabilities for insurance products are calculated using management’s best judgments, based on our past experience and standard actuarial tables of mortality, morbidity, lapse rates, investment experience and expense levels. For our health insurance business, we establish an active life reserve, a liability for due and unpaid claims, claims in the course of settlement, incurred but not reported claims, and a reserve for the present value of amounts on incurred claims not yet due. We establish reserves based on assumptions and estimates of factors either established at the fresh-start date for business inforce or considered when we set premium rates for business written after that date.

Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in life expectancy, regulatory actions, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions, industry data and prior years’ statistics. It is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. We have incurred significant losses beyond our estimates as a result of actual claim costs and persistency of our long-term care business included in our Bankers Life and Other CNO Business segments. The insurance policy benefits incurred for our long-term care products in our Bankers Life segment were $501.5 million in the first nine months of 2010 and $635.8 million, $672.0 million and $633.6 million in 2009, 2008 and 2007, respectively. The benefit ratios for our long-term care products in our Bankers Life segment were 113.9% in the first nine months of 2010, and 105.2%, 107.6% and 102.0% in 2009, 2008 and 2007, respectively. The benefit ratios for our long-term care products in our Other CNO Business segment were 200.5%, in the first nine months of 2010, and 186.7%, 169.6% and 192.4% in 2009, 2008 and 2007, respectively. The insurance policy benefits incurred for our long-term care products in our Other CNO Business segment were $45.5 million in the first nine months of 2010 and $59.9 million, $58.7 million and $72.5 million in 2009, 2008 and 2007, respectively. Our financial performance depends significantly upon the extent to which our actual claims experience and future expenses are consistent with the assumptions we used in setting our reserves. If our assumptions with respect to future claims are incorrect, and our reserves prove to be insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, and our financial results could be adversely affected.

We may be required to accelerate the amortization of deferred acquisition costs or the present value of future profits.

Deferred acquisition costs represent the costs that vary with, and are primarily related to, producing new insurance business. The present value of future profits represents the value assigned to the right to receive future cash flows from contracts existing at September 10, 2003, the effective date of our predecessor company’s plan of reorganization. The balances of these accounts are amortized over the expected lives of the underlying insurance contracts. On an ongoing basis, we test these accounts recorded on our balance sheet to determine if these amounts are recoverable under current assumptions. In addition, we regularly review the estimates and assumptions underlying these accounts for those products for which we amortize deferred acquisition costs or the present value of future profits in proportion to gross profits or gross margins. If facts and circumstances change, these tests and reviews could lead to reduction in the balance of those accounts that could have an adverse effect on the results of our operations and our financial condition.

Our operating results will suffer if policyholder surrender levels differ significantly from our assumptions.

Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. At September 30, 2010, approximately 20% of our total insurance liabilities, or approximately $4.9 billion, could be surrendered by the policyholder without penalty. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period, which ranges from five to twelve years after the date the policy is issued. Surrender charges are eliminated after the penalty period. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of either the acquisition costs or the commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy’s value at a higher rate of return in an alternative insurance or investment product.

Changing interest rates may adversely affect our results of operations.

Our profitability is affected by fluctuating interest rates. While we monitor the interest rate environment and, in some cases, employ asset/liability and hedging strategies to mitigate such impact, our financial results could be adversely affected by changes in interest rates. Our spread-based insurance and annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited to customer deposits. Our ability to adjust for such a compression is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms on most of our other products that limit reductions in the crediting rates to pre-established intervals. As of September 30, 2010, approximately 41% of our insurance liabilities were subject to interest rates that may be reset annually; 41% had a fixed explicit interest rate for the duration of the contract; 13% had credited rates that approximate the income we earn; and the remainder had no explicit interest rates. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell invested assets at a loss in order to fund such surrenders. Third, the profits from many non-spread-based insurance products, such as long-term care policies, can be adversely affected when interest rates decline because we may be unable to reinvest the cash from premiums received at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the fair value and performance of our investments in general and specifically on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities.

We employ asset/liability strategies that are designed to mitigate the effects of interest rate changes on our profitability but do not currently extensively employ derivative instruments for this purpose. We may not be successful in implementing these strategies and achieving adequate investment spreads.

We use computer models to simulate our cash flows expected from existing business under various interest rate scenarios. With such estimates, we seek to manage the relationship between the duration of our assets and the expected duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At September 30, 2010, the duration of our fixed maturity investments (as modified to reflect prepayments and potential calls) was approximately 9.2 years, and the duration of our insurance liabilities was approximately 8.5 years. We estimate that our fixed maturity securities and short-term investments, net of corresponding changes in insurance acquisition costs, would decline in fair value by approximately $302 million if interest rates were to increase by 10% from rates as of September 30, 2010. This compares to a decline in fair value of $455 million based on amounts and rates at December 31, 2009. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management reaction to such change. Consequently, potential changes in the values of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

General market conditions affect investments and investment income.

The performance of our investment portfolio depends in part upon the level of and changes in interest rates, risk spreads, real estate values, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors that are beyond our control. Changes in these factors can affect our net investment income in any period, and such changes can be substantial.

Financial market conditions can also affect our realized and unrealized investment gains (losses). During periods of rising interest rates, the fair values of our investments will typically decline. Conversely, during periods of falling interest rates, the fair values of our investments will typically rise.

Our results of operations may be negatively impacted if our initiatives to restructure our insurance operations are unsuccessful or if our planned conversions result in valuation differences.

We have implemented several initiatives to improve operating results, including: (i) focusing sales efforts on higher margin products; (ii) reducing operating expenses by eliminating or reducing marketing costs of certain products; (iii) streamlining administrative procedures and reducing personnel; and (iv) increasing retention rates on our more profitable blocks of inforce business. Many of our initiatives address issues resulting from the substantial number of acquisitions of our predecessor company. Between 1982 and 1997, our predecessor company completed 19 transactions involving the acquisitions of 44 separate insurance companies. Our efforts involve improvements to our policy administration procedures and significant systems conversions, such as the elimination of duplicate processing systems for similar business. These initiatives may result in unforeseen expenses, complications or delays, and may be inadequate to address all issues. Some of these initiatives have only recently begun to be executed, and may not ultimately be successfully completed. While our future operating performance depends greatly on the success of these efforts, even if we successfully implement these measures, they alone may not sufficiently improve our results of operations.

Conversions to new systems can result in valuation differences between the prior system and the new system. We have recognized such differences in the past. Our planned conversions could result in future valuation adjustments, and these adjustments may have a material adverse effect on future earnings.

Our financial position may be negatively impacted if we are unable to achieve our goals.

We have identified a number of goals, including maintaining strong growth at Bankers Life, improving earnings stability and reducing volatility and reducing our enterprise exposure to long-term care business. The most consistent components of our operations in recent years have been Bankers Life and Colonial Penn, and the continued growth and profitability of those businesses is critical to our overall results. The failure to achieve these and our other goals could have a material adverse effect on our results of operations, financial condition and the price of our common stock.

A failure to improve the financial strength ratings of our insurance subsidiaries or a decline from the current ratings could cause us to experience decreased sales, increased agent attrition and increased policyholder lapses and redemptions.

An important competitive factor for our insurance subsidiaries is the ratings they receive from nationally recognized rating organizations. Agents, insurance brokers and marketing companies who market our products, and prospective policyholders view ratings as an important factor in evaluating an insurer’s products. This is especially true for annuity, interest-sensitive life insurance and long-term care products. The current financial strength ratings of our primary insurance subsidiaries from A.M. Best, S&P and Moody’s are “B (Fair)” (except Conseco Life), “BB-” and “Ba1,” respectively. A.M. Best has 16 possible ratings. There are six ratings above our “B” rating and nine ratings that are below our rating. S&P has 21 possible ratings. There are twelve ratings above our “BB-” rating and eight ratings that are below our rating. Moody’s has 21 possible ratings. There are ten ratings above our “Ba1” rating and ten ratings that are below our rating. Most of our competitors have higher financial strength ratings and, to be competitive over the long term, we believe it is critical to achieve improved ratings.

If we fail to achieve ratings upgrades from A.M. Best or if our ratings are further downgraded, we may experience declining sales of certain of our insurance products, defections of our independent and career sales force, and increased policies being redeemed or allowed to lapse. These events would adversely affect our financial results, which could then lead to ratings downgrades.

Competition from companies that have greater market share, higher ratings, greater financial resources and stronger brand recognition, may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.

The supplemental health insurance, annuity and individual life insurance markets are highly competitive. Competitors include other life and accident and health insurers, commercial banks, thrifts, mutual funds and broker-dealers.

Our principal competitors vary by product line. Our main competitors for agent-sold long-term care insurance products include Genworth Financial, Inc., John Hancock Financial Services and MetLife, Inc. Our main competitors for agent-sold Medicare supplement insurance products include United HealthCare, Blue Cross and Blue Shield Plans, Mutual of Omaha and United American.

In some of our product lines, such as life insurance and fixed annuities, we have a relatively small market share. Even in some of the lines in which we are one of the top five writers, our market share is relatively small. For example, while, based on an Individual Long-Term Care Insurance Survey, our Bankers Life segment ranked fifth in annualized premiums of individual long-term care insurance in 2009 with a market share of approximately 5.8%, the top four writers of individual long-term care insurance had annualized premiums with a combined market share of approximately 64% during the period. In addition, while, based on the NAIC’s 2009 Medicare Supplement Loss Ratios report, our Bankers Life segment was ranked third in direct premiums earned for individual Medicare supplement insurance in 2009 with a market share of 3.8%, the top writer of individual Medicare supplement insurance had direct premiums with a market share of 17.0% during the period.

Virtually all of our major competitors have higher financial strength ratings than we do. Many of our competitors are larger companies that have greater capital, technological and marketing resources and have access to capital at a lower cost. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increased competition may harm our ability to maintain or improve our profitability.

In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.

We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete for sales representatives primarily on the basis of our financial position, financial strength ratings, support services, compensation, products and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. Our predecessor company’s bankruptcy continues to be an adverse factor in developing relationships with certain agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues and profitability would suffer.

Volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our sales of certain life insurance products and annuities.

Fluctuations in the securities markets and other economic factors may adversely affect sales and/or policy surrenders of our annuities and life insurance policies. For example, volatility in the equity markets may deter potential purchasers from investing in fixed index annuities and may cause current policyholders to surrender their policies for the cash value or to reduce their investments. In addition, significant or unusual volatility in the general level of interest rates could negatively impact sales and/or lapse rates on certain types of insurance products.

Federal and state legislation could adversely affect the financial performance of our insurance operations.

During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and pending legislative proposals concerning healthcare reform contain features that could severely limit, or eliminate, our ability to vary pricing terms or apply medical underwriting standards to individuals, thereby potentially increasing our benefit ratios and adversely impacting our financial results. In particular, Medicare reform could affect our ability to price or sell our products or profitably maintain our blocks inforce. For example, the Medicare Advantage program provides incentives for health plans to offer managed care plans to seniors. The growth of managed care plans under this program could decrease sales of the traditional Medicare supplement products we sell. Some current proposals contain government provided long-term care insurance which could affect the sales of our long-term care products.

Proposals currently pending in Congress and some state legislatures may also affect our financial results. These proposals include the implementation of minimum consumer protection standards in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including information regarding lapse and replacement rates for policies and the percentage of claims denied. Enactment of any proposal that would limit the amount we can charge for our products, such as guaranteed premium rates, or that would increase the benefits we must pay, such as limitations on waiting periods, or that would otherwise increase the costs of our business, could adversely affect our financial results.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was enacted and signed into law. The Dodd-Frank Act made extensive changes to the laws regulating financial services firms and requires various federal agencies to adopt a broad range of new implementing rules and regulations.

Among other provisions, the Dodd-Frank Act provides for a new framework of regulation of over-the-counter (“OTC”) derivatives markets. This will require us to clear certain types of transactions currently traded in the OTC derivative markets and may limit our ability to customize derivative transactions for our needs. In addition, we will likely experience additional collateral requirements and costs associated with derivative transactions. The Dodd-Frank Act also authorizes the SEC to adopt regulations that could impose heightened standards of care on sellers of our variable or other registered products, which could adversely affect our sales of and reduce our margins on these products.

The Dodd-Frank Act also establishes a Financial Stability Oversight Council, which is authorized to subject nonbank financial companies deemed systemically significant to stricter prudential standards and other requirements and to subject such a company to a special orderly liquidation process outside the federal bankruptcy code, administered by the Federal Deposit Insurance Corporation (although insurance company subsidiaries would remain subject to liquidation and rehabilitation proceedings under state law). In addition, the Dodd-Frank Act establishes a Federal Insurance Office within the Department of the Treasury. While not having a general supervisory or regulatory authority over the business of insurance, the director of this office will perform various functions with respect to insurance, including serving as a non-voting member of the Financial Stability Oversight Council and making recommendations to the Council regarding insurers to be designated for more stringent regulation. The director is also required to conduct a study on how to modernize and improve the system of insurance regulation in the United States, including by increased national uniformity through either a federal charter or effective action by the states.

Federal agencies have been given significant discretion in drafting the rules and regulations that will implement the Dodd-Frank Act. Consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for some time. In addition, this legislation mandated multiple studies and reports for Congress, which could result in additional legislative or regulatory action.

We cannot predict the requirements of the regulations ultimately adopted under the Dodd-Frank Act, the affect such regulations will have on financial markets generally, or on our businesses specifically, the additional costs associated with compliance with such regulations, or any changes to our operations that may be necessary to comply with the Dodd-Frank Act, any of which could have a material adverse affect on our business, results of operations, cash flows or financial condition.

Reinsurance may not be available, affordable or adequate to protect us against losses.

As part of our overall risk and capital management strategy, we have historically purchased reinsurance from external reinsurers as well as provided internal reinsurance support for certain risks underwritten by our business segments. The availability and cost of reinsurance protection are impacted by our operating and financial performance as well as conditions beyond our control. For example, volatility in the equity markets and the related impacts on asset values required to fund liabilities may reduce the availability of certain types of reinsurance and make it more costly when it is available, as reinsurers are less willing to take on credit risk in a volatile market. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient new reinsurance on acceptable terms, which could adversely affect our ability to write future business or obtain statutory capital credit for new reinsurance.

We face risk with respect to our reinsurance agreements.

We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of September 30, 2010, our reinsurance receivables totaled $3.3 billion. Our ceded life insurance inforce totaled $15.0 billion. Our ten largest reinsurers accounted for 91% of our ceded life insurance inforce. We face credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders’ equity.

Our insurance subsidiaries may be required to pay assessments to fund other companies’ policyholder losses or liabilities and this may negatively impact our financial results.

The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our operating results and financial position.

The Notes may be issued with original issue discount.

The Notes will be issued with original issue discount for U.S. federal income tax purposes (“OID”) if the stated principal amount of the Notes exceeds their issue price by more than a de minimis amount. In such event, holders subject to U.S. federal income taxation will be required to include the OID in gross income (as ordinary income) as the OID accrues, prior to the receipt of cash attributable thereto (and regardless of a holder’s method of accounting for U.S. federal income tax purposes). See “Certain United States Federal Income Tax Considerations”.